Exhibit 99.1

THORATEC APPOINTS D. KEITH GROSSMAN PRESIDENT AND CHIEF EXECUTIVE OFFICER

COMPANY PROVIDES THIRD QUARTER FINANCIAL UPDATES

(PLEASANTON, CA), September 22, 2014—Thoratec Corporation (NASDAQ: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, announced today that D. Keith Grossman has been appointed President and Chief Executive Officer, effective immediately.  Mr. Grossman succeeds Gary F. Burbach, who has stepped down from his executive and Board roles but will remain as an advisor to the company through the first quarter of 2016.

Mr. Grossman has served for 30 years in a variety of relevant healthcare industry roles, including as President and CEO of Thoratec from 1996 to 2006, a period in which the company pioneered the development of the mechanical circulatory support market and saw significant increases in both revenues and market value.  Mr. Grossman has continued to serve on Thoratec’s Board since that time.  Most recently, he served as President and CEO of Conceptus, Inc., a leader in the market for women’s health medical devices.  During Mr. Grossman’s tenure at Conceptus, the company restored positive growth in both sales and profitability, and the company’s market value approximately tripled, culminating in a sale to Bayer Healthcare LLC.

In addition to his experience at Thoratec and Conceptus, Mr. Grossman served from 2007 to 2011 as a Managing Director at TPG, one of the world’s largest private equity firms, where he initiated and co-led the medical device venture investing effort, and also served as a Senior Advisor to the firm’s buyout fund.  His prior experience also includes a variety of operating roles within Sulzermedica and American Hospital Supply Corporation, as well as a number of public and private Board of Directors memberships, including medical technology companies Intuitive Surgical and Kyphon.  He currently sits on the Board of Zeltiq, Inc.  Mr. Grossman received a BS in life sciences from The Ohio State University and an MBA from Pepperdine University.

“We are extremely pleased to announce Keith Grossman as Thoratec’s President and CEO,” said Neil F. Dimick, Chairman of the Board of Directors.  “Based on his exceptional track record, extensive industry experience, and depth of insight into Thoratec, Keith is uniquely qualified for this position.  In addition to his broad-ranging operational and strategic experience, Keith’s leadership skills and passion make him the ideal choice to lead Thoratec into the future, and we are confident that under Keith’s direction, we can drive long-term growth and profitability and create significant value for shareholders.”

Mr. Dimick continued, “I also want to acknowledge the Board’s sincere appreciation for Gary Burbach’s many contributions to Thoratec over the past nearly nine years, a period of time in which the company made significant progress in developing the market for mechanical circulatory support as well as the next generation of MCS technologies.  Gary has earned tremendous respect through his leadership, business acumen, and professionalism, and we wish him all the best in his future endeavors.”

“I am honored to have the opportunity to lead Thoratec again, and in such a critical time in the history of the company,” said Mr. Grossman.  “Thoratec has a strong history of success and leadership through product innovation and clinical differentiation, and I am excited to build upon that foundation.  By combining our exciting product development pipeline with a focus on superior execution, I am confident that we can capitalize on the substantial remaining opportunity for growth in our core markets, advance our mission of serving patients and deliver the promise of value for our shareholders.”

Financial Updates

In conjunction with today’s announcement, the company is providing an expectation for third quarter revenues to be in the range of $102 million to $107 million.  The company will also provide an update to its full-year 2014 financial guidance when it reports third quarter results.

Additionally, Thoratec announced the release of an updated version of the Pocket System Controller on Thursday, September 18.  The company is allowing centers and patients to upgrade their existing controllers to this latest version and is offering to provide replacement controllers upon request.  As such, the company expects to incur a pre-tax charge in the third quarter, related to incremental warranty expense, of up to $11 million, depending primarily upon customer response, which was not contemplated in previous guidance.

About Thoratec

Thoratec is a world leader in therapies to address advanced-stage heart failure.  The company’s products include the HeartMate II® LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 20,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures the CentriMag® and PediMag®/PediVAS® product lines. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s website at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and HeartMate III, HeartMate PHP, PVAD, IVAD and Pocket Controller are trademarks of Thoratec Corporation. CentriMag and PediMag are registered trademarks of Thoratec LLC, and PediVAS is a registered trademark of Thoratec Switzerland GmbH.

The preceding paragraphs contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to, among other things, the Company’s future operations, its development of new products and increase in shareholder value. These statements can be identified by the words, “believes,” “views,” “expectation,” “expect,” “plans,” “projects,” “should,” “hopes,” “could,” “will,” “estimates,” “potential,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, including risks related to regulatory approvals, the development of new products, including development and clinical trial timing, the growth of existing markets for our products, customer and physician acceptance of Thoratec products, the effects of international and FDA regulatory requirements, our ability to address quality issues adequately and on a timely basis without a resulting recall of products or interruption of manufacturing or shipment of products, the effects of healthcare reimbursement and coverage policies, and the effects of competition. Forward-looking statements contained in this press release should be considered in light these factors and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact:

Neil Meyer
Senior Director of Treasury and Investor Relations
Thoratec Corporation
(925) 738-0029